		Exhibit 99(a)
Household Finance Corporation
Household Automotive Trust V (2000-2)

Original Principal Class A
Class A-1	143,000,000
Class A-2	157,000,000
Class A-3	172,000,000
Class A-4	183,211,000
Number of Class A Bonds (000's)
Class A-1	143,000
Class A-2	157,000
Class A-3	172,000
Class A-4	183,211

		2003 Totals

CLASS A
Class A-1 Principal Distribution		0.00
Class A-1 Interest Distribution		0.00

Class A-2 Principal Distribution		0.00
Class A-2 Interest Distribution		0.00

Class A-3 Principal Distribution		51,961,444.53
Class A-3 Interest Distribution		1,066,982.72

Class A-4 Principal Distribution		48,137,488.58
Class A-4 Interest Distribution		12,790,734.56